Filed Pursuant to Rule 424(b)(3)

Registration No. 333-283591

PROSPECTUS SUPPLEMENT NO. 1

(To Prospectus Dated February 24, 2025)

4,300,000 SHARES OF COMMON STOCK

This prospectus supplement (this “Supplement”) is being filed to update and supplement the information contained in the prospectus dated February 24, 2025 (the “Prospectus”) relating to the resale from time to time of up to 4,300,000 shares of common stock, par value $0.00001, of Scienture Holdings, Inc., a Delaware corporation (“we,” “us,” “our,” or the “Company”) by Arena Finance Markets, LP (“Arena Finance”), Arena Special Opportunities Partners III, LP (“ASOP” and, together with Arena Finance, the “Arena Investors”), and Arena Business Solutions Global SPC II, Ltd (“Arena Global” and, together with the Arena Investors, the “Selling Stockholders”). Each of the Prospectus and this Supplement form a part of a registration statement on Form S-1 (No. 333-283591) declared effective by the Securities and Exchange Commission (the “SEC”) on February 14, 2025 (the “Registration Statement”).

This Supplement updates and supplements the information in the Registration Statement and Prospectus, and is not complete without, and may not be delivered or utilized except in combination with, the Registration Statement and the Prospectus, including any amendments or supplements thereto. This Supplement should be read in conjunction with the Registration Statement and the Prospectus and if there is any inconsistency between the information in the Registration Statement or Prospectus and this Supplement, you should rely on the information in this Supplement.

We are not selling any securities under the Prospectus or this Supplement and will not receive any of the proceeds from the sale of shares of common stock by the Selling Stockholders. However, we may receive up to $50,000,000 in aggregate gross proceeds under a purchase agreement by and between the Company and Arena Global dated November 25, 2024 (the “ELOC Purchase Agreement”). As of the date of this prospectus supplement, we have received approximately $6.5 million of gross proceeds under the ELOC Purchase Agreement and approximately $3 million of gross proceeds under a separate securities purchase agreement by and between the Company and the Arena Investors dated November 22, 2024.

Our shares of Common Stock are listed on The Nasdaq Stock Market LLC (Nasdaq Capital Market) under the symbol “SCNX”. On April 23, 2025, the closing sale price per share of our common stock was $ 0.878.

Investing in the Company’s Common Stock involves risks. Before buying any shares of Common Stock, you should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 10 of the Prospectus and in the documents incorporated by reference into the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 24, 2025

EXPLANATORY NOTE

This Supplement to the Registration Statement and Prospectus is being filed solely to clarify the description of shares of our common stock comprising the aggregate offering of up to 4,300,000 shares of our common stock.

In this regard, page i, paragraph 2 is hereby amended to read as follows:

We are registering the resale of up to 4,300,000 shares of common stock, comprised of (i) 2,800,000 ELOC Shares (as defined below), (ii) 70,000 shares of common stock (the “Initial Commitment Fee Shares”) issued to Arena Global as a commitment fee upon the execution of a purchase agreement dated November 25, 2024 (the “ELOC Purchase Agreement”), (iii) up to 1,375,000 shares of common stock issuable to Arena Global as an additional commitment fee pursuant to the ELOC Purchase Agreement (the “Additional Commitment Fee Shares” and, together with the Initial Commitment Fee Shares, the “ELOC Commitment Fee Shares”), and (iv) 55,000 shares of common stock (the “SPA Commitment Fee Shares”) issued to the Arena Investors as a commitment fee upon the execution of a securities purchase agreement dated November 22, 2024 (the “Securities Purchase Agreement”). See “The Arena Global Transactions” for a description of the terms and conditions of the ELOC Purchase Agreement and the Securities Purchase Agreement, including the ELOC Shares, the ELOC Commitment Fee Shares, and the SPA Commitment Fee Shares.

Additionally, the description of our shares of common stock outstanding after the offering on page 2 is hereby amended as follows:

Common Stock Outstanding After this Offering	13,165,582 shares of common stock, assuming the sale of all of the ELOC Shares and the issuance of 1,375,000 Additional Commitment Fee Shares.

Finally, the fourth risk factor on page 40 is hereby amended as follows:

The issuance of common stock to the Selling Stockholders may cause substantial dilution to our existing stockholders and the sale of such shares acquired by the Selling Stockholders could cause the price of our common stock to decline.

We are registering for resale by the Selling Stockholders up to 4,300,000 shares of common stock, comprised of (i) 2,800,000 ELOC Shares, (ii) 70,000 Initial Commitment Fee Shares, (iii) up to 1,375,000 Additional Commitment Fee Shares, and (iv) 55,000 SPA Commitment Fee Shares. The number of shares of our common stock ultimately offered for resale by the Selling Stockholders under this prospectus is dependent upon the number of ELOC Shares issued. Depending on a variety of factors, including market liquidity of our common stock, the issuance of shares to the Selling Stockholders may cause the trading price of our common stock to decline.